EXHIBIT 99.2

VIAD CORP SELLS ITS AIRCRAFT SERVICES COMPANY

ASIG Sold to Ranger Aerospace Corporation

PHOENIX, Ariz., April 6, 1998 - Robert H. Bohannon, chairman, president and chief executive officer of Viad Corp (NYSE:VVI), announces the disposition of a Viad subsidiary, Aircraft Services International Group (ASIG), for an undisclosed cash price to Ranger Aerospace Corporation, a Delaware corporation.

Based in Miami, ASIG provides refueling, ground handling, maintenance and facility management at approximately 40 airports throughout the U.S., U.K., Germany and the Bahamas. The company delivers more than three billion gallons of fuel to 1.4 million flights annually.

"This is a further step in our plan to concentrate on three core business segments - payment services, convention services and airline catering," Bohannon said. "ASIG did not fit our mix of businesses and the sale provides funds for growth in other areas."

Ranger Aerospace Corporation is a company that was formed to participate in the consolidation trend in the aviation services industry.

Terms of the agreement include sale of 100 percent of the stock of ASIG and related operating companies. Included in the sale is Aircraft Services Limited, a U.K. subsidiary of ASIG that is the number one independent into-plane fueling agent at London's
Heathrow Airport.

Viad Corp is a $2.5 billion S&P MidCap 400 services company with interests in payment services, airline catering, convention services and travel and leisure. Headquarters are in Phoenix, Arizona.

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